EXHIBIT (23)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-43426 on Form S-3, effective August 10, 2000 and No. 333-46860 on Form S-8, effective September 28, 2000) of Peoples Bancorp of North Carolina, Inc. of our report dated March 14, 2016 on the consolidated financial statements of Peoples Bancorp of North Carolina, Inc. as of December 31, 2015 and for the year then ended, which report appears in this December 31, 2015 annual report on Form 10-K of Peoples Bancorp of North Carolina, Inc.

/s/ Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 14, 2016